UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2019

Surge Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52522	98-0550352
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3124 Brother Blvd, Suite 104, Bartlett, TN	38133
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (901)-302-9587

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

On October 7, 2019, Surge Holdings, Inc., a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement (the “Agreement”), severally and not jointly, with BHP Capital NY Inc., a New York Corporation (“BHP”), Armada Capital Partners LLC, a Delaware limited liability company (“Armada”), and Jefferson Street Capital LLC, a New Jersey limited liability company (“Jefferson”), (“Buyer” or collectively the “Buyers”). In connection with the Agreement, the Company issued three (3) notes, one to each Buyer, and three (3) warrants to purchase the Company’s common stock, one to each Buyer. The aggregate purchase price of the notes is $375,000 and the aggregate principal amount of the notes is $405,000.

Securities Purchase Agreement

Pursuant to the Agreement, each of the Buyers purchased from the Company, for a purchase price of $125,000 (“Purchase Price”), a Convertible Promissory Note, in the principal amount of $135,000 (a “Note”). The purchase of each Note was accompanied by the Company’s issuance of a warrant to purchase 125,000 shares of the Company’s common stock to each Buyer. On October 7, 2019 (the “Closing Date”), each Buyer delivered the Purchase Price to the Company as payment for each Note.

Convertible Promissory Notes

Each Note became effective as of the Closing Date, and are due and payable on April 7, 2021 (the “Maturity Date”). The Notes entitle the Buyers to 8% interest per annum (the “Interest Rate”). Upon an Event of Default (as defined in the Notes), the Notes entitle the Buyers to interest at the rate of 18% per annum. The Notes may be converted into shares of the Company’s common stock at a conversion price equal to 0.75 (representing a 25% discount) multiplied by the lesser of (i) the lowest one day volume weighted average price (“VWAP”) for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date, and (ii) the lowest one day VWAP for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Issue Date. The Buyers may not convert the Notes to the extent that such conversion would result in beneficial ownership by the Buyers and/or its affiliates of more than 4.99% of the issued and outstanding common stock of the Company. The Company has the right to prepay the Notes beginning on the Issue Date and ending on the date which one hundred eighty (180) calendar days following the Issue Date at an amount equal to 1.18 multiplied by the amount that the Company is prepaying. After 180 calendar days from the Issue Date, the Company shall have no further right of prepayment.

In the event of a default, without demand, presentment or notice, the Note shall become immediately due and payable.

Warrants to Purchase Common Stock

The Warrants to purchase shares of the Company’s common stock (the “Warrants”), were issued by the Company on October 7, 2019 to the Buyers in connection with the Agreement. The Warrants entitle the Buyers, respectively, to exercise purchase rights represented by the Warrants up to 125,000 shares per Warrant. The Warrants permit the Buyers to exercise the purchase rights at any time on or after October 7, 2019 through October 7, 2022. Each Warrant contains an exercise price per share of $0.80, subject to adjustment, and also contains a provision permitting the cashless exercise of such exercise rights as defined therein. The Company has maintained the right to redeem each Warrant in full at any time following payment in full of the amounts owing under each respective Note.

The foregoing description of the Securities Purchase Agreement, the Convertible Promissory Notes and the Warrants to Purchase Common Stock and the transaction contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Securities Purchase Agreement, Convertible Promissory Notes and Warrants to Purchase Common Stock, a copy of which will be filed as an exhibit to this Current Report on Form 8-K.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02. The issuance of the securities set forth herein was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering. The Company’s reliance upon Section 4(a)(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the Securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the Securities by the Company; (d) the Securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the Securities took place directly between the individual and the Company; and (f) the recipient of the Securities is an accredited investor.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No	Description
4.1	Form of Convertible Promissory Note dated October 7, 2019 issued to Buyers
4.2	Form of Common Stock Purchase Warrant dated October 7, 2019 issued to Buyers
10.1	Securities Purchase Agreement dated October 7, 2019 between Surge Holdings, Inc. and Buyers

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Surge Holdings, Inc.

By:	/s/ Kevin Brian Cox
Name:	Kevin Brian Cox
Title:	Chief Executive Officer

Dated: October 15, 2019